UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 6, 2012

Rose Rock Midstream, L.P.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35365	45-2934823
(Commission File Number)	(IRS Employer Identification No.)

Two Warren Place
6120 S. Yale Avenue, Suite 700
Tulsa, Oklahoma 74136-4216
(Address of Principal Executive Offices) (Zip Code)
(918) 524-7700
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02.    Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of
Certain Officers.

(d)    On December 6, 2012, Rose Rock Midstream Holdings, LLC, the sole member of Rose Rock Midstream GP, LLC (“General Partner”), general partner of Rose Rock Midstream, L.P. (“Partnership”), increased the size of the General Partner’s Board of Directors (the “Board of Directors”) from six to seven and appointed Robert E. Dunn to serve as a director of the Board of Directors, effective December 6, 2012, until his successor is duly elected or chosen and qualifies, unless he sooner dies, resigns or is removed. Further, on December 6, 2012, the Board of Directors appointed Mr. Dunn to the Audit and Conflicts Committees of the Board of Directors. Mr. Dunn replaced Robert N. Fitzgerald, Senior Vice President and Chief Financial Officer of the General Partner, on the Audit Committee. All three members of the Audit Committee are now “independent” under the General Partner’s Governance Guidelines and the listing standards of the New York Stock Exchange.

Mr. Dunn, as a non-employee director of the General Partner, will receive the same compensation provided to all non-employee members of the General Partner’s Board of Directors. The compensation of non-employee directors of the General Partner is described in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 20, 2012 under the caption “Compensation of Directors”. Accordingly, he will participate in the General Partner’s 2012-2013 Board of Directors Compensation Plan, as may be amended from time to time. In conjunction with his appointment, he received an initial award of 1,246 restricted common units of the Partnership under the Rose Rock Midstream Equity Incentive Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ROSE ROCK MIDSTREAM, L.P.

By:    Rose Rock Midstream GP, LLC
its general partner
Date: December 10, 2012
By:     /s/ Robert N. Fitzgerald_________________
Robert N. Fitzgerald
Senior Vice President and
Chief Financial Officer

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